EXHIBIT 99

                          BLUE STAR ACID SERVICES, INC.

                                FINANCIAL REPORT

                        DECEMBER 31, 2001, 2000 AND 1999

                                TABLE OF CONTENTS



                                                                     Pages

Independent Auditor's Report                                            1

Financial Statements:

     Balance Sheets                                                     2

     Statements of Operations                                           3

     Statements of Changes in Stockholder's Equity                      4

     Statements of Cash Flows                                           5

Notes to Financial Statements                                         6 - 9

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



Board of Directors and Shareholders
Blue Star Acid Services, Inc.
Eureka, Kansas

I have audited the accompanying balance sheets of Blue Star Acid Services, Inc., as of December 31, 2001, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Star Acid Services, Inc. as of December 31, 2001, 2000 and 1999, and the results of its operations and changes in its stockholders' equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                   /s/  Maurice M. Morton
                                                   ---------------------------
                                                   Maurice M. Morton
                                                   Certified Public Accountant
Casper, Wyoming
April 26, 2002

                                                                               2

                          BLUE STAR ACID SERVICES, INC.
                                 BALANCE SHEETS
                        DECEMBER 31, 2001, 2000 AND 1999

                                                               2001         2000         1999
                                                             ---------    ---------    ---------
         ASSETS

CURRENT ASSETS
         Cash in bank                                        $  17,480    $  34,222    $  14,540
         Accounts receivable                                   242,358       43,441       31,113
         Inventories                                            10,199        7,944        7,954
         Deferred tax benefit                                     --           --          1,493
                                                             ---------    ---------    ---------
                Total Current Assets                           270,037       85,607       55,100
                                                             ---------    ---------    ---------

Deferred tax benefits - noncurrent                                --          3,681       13,750
                                                             ---------    ---------    ---------

PROPERTY AND EQUIPMENT, at cost
         Equipment                                             481,502      374,496      165,455
         Vehicles                                               44,339       46,734       12,552
         Furniture and fixtures                                    361          361          361
                                                             ---------    ---------    ---------
                                                               526,202      421,591      178,368
            Less accumulated depreciation                     (206,119)    (154,583)    (103,203)
                                                             ---------    ---------    ---------
                Total Property and Equipment                   320,083      267,008       75,165
                                                             ---------    ---------    ---------

                Total Assets                                 $ 590,120    $ 356,296    $ 144,015
                                                             =========    =========    =========

         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
         Accounts payable                                    $  27,524    $  12,640    $   9,187
         Accrued taxes and expenses                             33,053       15,410        6,128
         Notes payable                                          66,737      125,000         --
         Current portion of long-term debt                      17,620       12,427         --
         Deferred tax liability                                 39,834        2,774         --
                                                             ---------    ---------    ---------
                                                               184,768      168,251       15,315

Deferred tax liability - noncurrent                             14,944         --           --
Long-term debt                                                  19,321        7,153         --
                                                             ---------    ---------    ---------
                Total Liabilities                              219,033      175,404       15,315
                                                             ---------    ---------    ---------

STOCKHOLDER'S EQUITY
         Common stock, no par value:
            authorized - 100,000 shares
            issued and outstanding - 9,000 shares                 --           --           --
         Additional paid in capital                            215,317      203,317      193,317
         Retained earnings (deficit)                           155,770      (22,425)     (64,617)
                                                             ---------    ---------    ---------
                Total Stockholder's Equity                     371,087      180,892      128,700
                                                             ---------    ---------    ---------

                Total Liabilities and Stockholder's Equity   $ 590,120    $ 356,296    $ 144,015
                                                             =========    =========    =========

                 See accompanying notes to financial statements.


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                                                                               3

                          BLUE STAR ACID SERVICES, INC.
                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                            2001            2000            1999
                                          -----------    -----------    -----------
SALES
       Materials                          $   665,138    $   326,161    $   110,921
       Pump truck rental                      318,465        195,607         84,845
       Mileage                                171,263         67,777         18,161
       Water and vacuum truck                  74,297         10,790          4,055
       Handling and dumping                    25,583         15,485          5,263
       Field and cash discounts                (6,374)       (12,998)        (4,902)
       Other income                               331            471            653
                                          -----------    -----------    -----------
            Total sales                     1,248,703        603,293        218,996
                                          -----------    -----------    -----------

COST OF SALES
       Cement                                 178,634        112,281         42,264
       Materials for resale                   130,648         61,067         24,564
       Water hauling                           30,973           --             --
       Welding                                 12,546           --             --
       Freight                                 23,364          4,779           --
                                          -----------    -----------    -----------
            Total cost of sales               376,165        178,127         66,828
                                          -----------    -----------    -----------

GROSS PROFIT                                  872,538        425,166        152,168
                                          -----------    -----------    -----------

OPERATING EXPENSES
       Salaries and wages                     211,263        128,339         68,124
       Commissions                             33,956         10,855           --
       Fuel                                    64,267         41,907         15,138
       Repairs and maintenance                 94,610         52,184         29,314
       Insurance                               18,781         15,098          6,610
       Depreciation                            83,532         51,380         32,907
       Shop and equipment rent                  6,984          6,000          6,570
       Professional fees                        5,057          3,941          2,455
       Advertising                              1,994          1,721            659
       Payroll taxes                           26,535         14,480          2,836
       Other taxes and licenses                18,805         11,085          8,415
       Office expense                           2,276          1,578          1,124
       Travel                                     503           --             --
       Meals and entertainment                  8,942          7,740          2,968
       Utilities                                4,018          2,577          2,013
       Telephone                                9,273          6,427          5,302
       Bad debts                               34,174           --             --
       Shop supplies                           10,794          9,645          1,372
       Uniforms                                 6,231          3,368          2,094
       Dues and subscriptions                     454            522            149
       Miscellaneous                              670            877          1,060
                                          -----------    -----------    -----------
            Total operating expenses          643,119        369,724        189,110
                                          -----------    -----------    -----------

OPERATING INCOME (LOSS)                       229,419         55,442        (36,942)
                                          -----------    -----------    -----------

OTHER INCOME (EXPENSE)
       Finance charges                          5,030          1,668             63
       Interest expense                        (3,809)          (582)        (7,521)
       Gain on sale of assets                   3,240           --             --
                                          -----------    -----------    -----------
            Other income (expense), net         4,461          1,086         (7,458)
                                          -----------    -----------    -----------

INCOME (LOSS) BEFORE INCOME TAXES             233,880         56,528        (44,400)
                                          -----------    -----------    -----------

INCOME TAX EXPENSE
       Current                                   --             --             --
       Deferred                                55,685         14,336        (10,410)
                                          -----------    -----------    -----------
            Total income taxes                 55,685         14,336        (10,410)
                                          -----------    -----------    -----------

NET INCOME                                $   178,195    $    42,192    $   (33,990)
                                          ===========    ===========    ===========

                 See accompanying notes to financial statements.

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                                                                               4

                          BLUE STAR ACID SERVICES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                          Additional   Retained
                                              Common       Paid In     Earnings
                                              Stock        Capital     (Deficit)      Total
                                             ---------    ---------    ---------    ---------
Balance, December 31, 1998                   $    --      $  29,658    $ (30,627)   $    (969)

              Cash contributed                    --         25,000         --         25,000
              Contributed to pay off loans        --        105,018         --        105,018
              Contributed for other assets
                 and liabilities - net            --         33,641         --         33,641

              Net loss                            --           --        (33,990)     (33,990)
                                             ---------    ---------    ---------    ---------

Balance, December 31, 1999                        --        193,317      (64,617)     128,700

              Cash contributed                    --         10,000         --         10,000

              Net income                          --           --         42,192       42,192
                                             ---------    ---------    ---------    ---------

Balance, December 31, 2000                        --        203,317      (22,425)     180,892

              Assets contributed                  --         12,000         --         12,000

              Net income                          --           --        178,195      178,195
                                             ---------    ---------    ---------    ---------

Balance, December 31, 2001                   $    --      $ 215,317    $ 155,770    $ 371,087
                                             =========    =========    =========    =========


                 See accompanying notes to financial statements

                                                                               5

                          BLUE STAR ACID SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                   2001          2000         1999
                                                                 ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                         $ 178,195    $  42,192    $ (33,990)
                                                                 ---------    ---------    ---------
       Adjustments to reconcile  net income (loss) to net
           cash provided by (used in) operating activities:
              Depreciation                                          83,532       51,380       32,907
              Deferred income taxes                                 55,685       14,336      (10,410)
              Gain on sale of assets                                (3,240)        --           --
           Changes in assets and liabilities:
              (Increase) decrease in accounts receivable          (198,917)     (12,328)     (24,006)
              (Increase) decrease in inventories                    (2,255)          10          (54)
              Increase (decrease) in accounts payable               14,884        3,453        5,306
              Increase (decrease) in accrued taxes
                and expenses                                        17,642        9,281       (4,775)

                                                                 ---------    ---------    ---------
                 Total adjustments                                 (32,669)      66,132       (1,032)
                                                                 ---------    ---------    ---------

           Net cash provided by (used in) operating activities     145,526      108,324      (35,022)
                                                                 ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of property and equipment                         (149,924)    (243,223)      (6,000)
       Proceeds from sale of property and equipment                 16,558         --           --
                                                                 ---------    ---------    ---------

           Net cash used in investing activities                  (133,366)    (243,223)      (6,000)
                                                                 ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from notes payable                                  33,104      161,974         --
       Principal payments                                          (74,006)     (17,393)    (109,830)
       Contributed capital                                          12,000       10,000      163,660
                                                                 ---------    ---------    ---------

           Net cash (used in) provided by financing activities     (28,902)     154,581       53,830
                                                                 ---------    ---------    ---------

NET (DECREASE) INCREASE IN CASH                                    (16,742)      19,682       12,808

CASH
       Beginning of year                                            34,222       14,540        1,732
                                                                 ---------    ---------    ---------

       End of year                                               $  17,480    $  34,222    $  14,540
                                                                 =========    =========    =========


Supplemental schedule of non-cash investing
    and financing activities:
        Interest expense                                         $   3,809    $     582    $   7,521


                 See accompanying notes to financial statements.

                          BLUE STAR ACID SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1.   Summary of Significant Accounting Policies

     Nature of Operations
     --------------------

     The Company provides cementing, acidizing and well plugging services for oil wells primarily in Kansas and Oklahoma.

     Use of Estimates
     ----------------

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

     Accounts Receivable
     -------------------

     The Company uses the direct  write off method for bad debts which  expenses
     uncollectible   accounts  in  the  year  they  become  uncollectible.   Any
     difference between this method and the allowance method is not material.

     Inventories
     -----------

     The Company's inventories consist of cement, acid and materials held for resale. The inventories are valued at the lower of cost (first in, first out) or market.

     Depreciation
     ------------

     The   Company's   property  and  equipment   are   depreciated   using  the
     straight-line method over the following estimated useful lives:

                                              Years
                                            ---------
             Equipment                       7 - 15
             Vehicles                           5
             Furniture and fixtures             7

     The Company's policy is to normally capitalize items over $500.

     Advertising
     -----------

     The Company expenses advertising costs as they are incurred.

     Deferred Income Taxes
     ---------------------

     For income tax reporting, the company uses accounting methods that recognize depreciation sooner than for financial statements reporting. As a result, the basis of property and equipment for financial reporting exceeds

                          BLUE STAR ACID SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1.   Summary of Significant Accounting Policies (Continued)

     Deferred Income Taxes (Continued)
     ---------------------------------

     its tax basis by the cumulative amount that accelerated depreciation exceeds straight line depreciation. Deferred income taxes have been recorded for the excess, which will be taxable in future periods through reduced depreciation deductions for tax purposes. Also, for income tax reporting, the cash basis is utilized which causes taxable income to be more or less than book income which is on the accrual basis. Deferred taxes have been provided for any differences between the basis.

     Statement of Cash Flows
     -----------------------

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


2.   Notes Payable

     The Company had outstanding notes payable as follows:

                                                            2001        2000       1999
                                                           --------   --------   --------
     Note to an individual, due in five monthly payments
     of $10,000 with no interest, secured by an acid
     pump truck.                                           $   --     $ 40,000   $   --

     Note to an individual (related party) due on demand
     with no interest, unsecured.                            66,737     85,000       --
                                                           --------   --------   --------

                                                           $ 66,737   $125,000   $   --
                                                           ========   ========   ========


3.   Long-Term Debt

                                                             2001       2000       1999
                                                           --------   --------   --------
     Note payable to Ford Credit, due in monthly
     payments of $1,049 including interest at 8.00%, due
     August 17, 2002, collateralized by 2000 Ford F250
     pickup.                                               $ 7,153    $ 19,580   $  --

     Note payable to Ford Credit, due in monthly payments
     of $1,032 including interest at 7.65%, due August
     20, 2004, collateralized by 2001 Ford F250 pickup.      29,788      --         --
                                                           --------   --------   --------
                                                             36,941     19,580
                                                                                    --
     Less current portion                                   (17,620)   (12,427)
                                                                                    --
                                                           --------   --------   --------

                                                           $ 19,321   $  7,153   $  --
                                                           ========   ========   ========

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                                                                               8
                          BLUE STAR ACID SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

3.   Long-Term Debt (Continued)

     The following is a summary of principal maturities of long term debt during the next five years:

                          2002      $17,620
                          2003       11,297
                          2004        8,024
                                    -------

                                    $36,941
                                    =======

4.   Income Taxes

     The  provision   (benefit)  for  income  taxes  consist  of  the  following components:

                                  2001       2000       1999
                                --------   -------   --------
      Current                   $   --     $  --     $  --

      Deferred                    55,685    14,336    (10,410)
                                --------   -------   --------

                                $ 55,685   $14,336   $(10,410)
                                ========   =======   ========

     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                             2001        2000       1999
                                           ---------   --------    -------
     Deferred tax assets:
       Net operating loss carryforwards    $   12,069  $  19,756   $ 27,865
       Cash basis differences                   8,710      2,015      2,617
                                           ---------   --------    -------

                                           $   20,779  $  21,771   $ 30,482
                                           =========   ========    =======

     Deferred tax liabilities:
       Property and equipment              $   14,944  $   8,532   $  5,863
       Cash basis differences                  60,613     12,332      9,376
                                           ---------   --------    -------

                                           $   75,557  $  20,864   $ 15,239
                                           =========   ========    =======

                          BLUE STAR ACID SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

4.   Income Taxes (Continued)

     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

                                     2001         2000       1999
                                    -------      --------   -------
     Statutory U.S. federal rate     20.0%         20.0%     20.0%
     State income taxes               4.0           4.0       4.0
     Other                            (.2)          1.3       (.6)
                                    -------      --------   -------

     Effective rate                  23.8%        25.3%     23.4%
                                     =======     =======   =======

     The Company's provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes. The primary differences result from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

     The Company has a tax loss carryforward of $50,288 which will expire in 2016.

5.   Related Parties

     The Company rents its shop facility from the manager of the Company for $6,000 per year. The manager also periodically hauls cement for the Company in his bulk truck. This amounted to $14,787 for the year ended December 31, 2001 and none for the years ended December 31, 2000 and 1999.

6.   Major Purchaser and Concentration of Risk

     Substantially all of the Company's accounts receivable at December 31, 2001, 2000 and 1999 resulted from sales to other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that theses entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized. One single customer comprised 70% of accounts receivable and 29% of total sales for the year ended December 31, 2001 and none for the years ended December 31, 2000 and 1999.

7.   Stockholder's Equity

     Effective August 1, 1999 an individual purchased the common stock of the prior stockholders. Per the agreement the new stockholder paid off all existing notes payable, contributed cash and contributed an amount based on accounts receivable, accounts payable, etc. assumed by the prior stockholders.